As filed with the Securities and Exchange Commission on July 26, 1995



                            Registration No. 33-


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C. 20549


                             FORM S-8

                     REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933

                     ALATENN RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Alabama                                    63-0821819
(State or other jurisdiction of       (I.R.S. employer
incorporation or organization)   identification number)


                          P. O. Box 918
                     Florence, Alabama 35631
                          (205) 383-3631
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



            AlaTenn Resources, Inc. 1994 Key Employee
                       Stock Incentive Plan
                     (Full Title of the Plan)


                         Jerry A. Howard
                          P. O. Box 918
                     Florence, Alabama 35631
                          (205) 383-3631
    (Name, address, including zip code, and telephone number,
            including area code, of agent for service)

                            Copies to:
                    B. G. Minisman, Jr., Esq.
               BERKOWITZ, LEFKOVITS, ISOM & KUSHNER
                    A Professional Corporation
                      1600 SouthTrust Tower
                    Birmingham, Alabama 35203
                          (205) 328-0480


                 CALCULATION OF REGISTRATION FEE


Title of securities to be registered
Common Shares, par value
$.10 per
share.................



Amount to be registered         105,000 shares <1>


Proposed maximum offering price per share <2>
<2>

Proposed maximum aggregate offering price <2>
$1,935,069

Amount of registration fee
$668

<1>
Plus such indeterminate number of additional shares of common stock as may be issued as the result of adjustments required by certain antidilution provisions, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

<2>
Estimated solely for purposes of determining the registration fee pursuant to Rule 457 under the Securities Act. With respect to 32,800 common shares which are the subject of outstanding options, the registration fee has been calculated on the basis of the price at which such options may be exercised, which is $17.50 per share. With respect to 44,100 common shares which are the subject of outstanding options, the registration fee has been calculated on the basis of the price at which such options may be exercised, which is $18.00 per share. With respect to 1,000 common shares which have been issued as restricted shares and with respect to 27,100 common shares which are available for future options, the registration fee has been calculated on the basis of the average of the high and low prices reported on July 21, 1995 on Nasdaq, which price was $20.19 per share.

                                  PART II


ITEM 3.   INCORPORATION OF CERTAIN DOCUMENTS BY
REFERENCE

     The following documents filed by AlaTenn
Resources, Inc. (the
"Registrant")
with the Securities and Exchange Commission (the
"Commission") are
incorporated
in this Registration Statement by reference:

     (a) The Registrant's Annual Report on Form 10-K for the year ended December
31, 1994;

     (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended
March 31, 1995;

     (c) All other reports filed pursuant to Section
13(a) or
15(d) of the
Securities Exchange Act of 1934 (the "Exchange Act") for periods since December
31, 1994; and

     (d) The description of the Common Stock contained in the
Registrant's
Registration Statement on Form 8-A filed with the Commission under the Exchange
Act on February 15, 1990.

     All documents filed by the Registrant pursuant to Sections
13, 14 and 15(d)
of the Exchange Act subsequent to the date of this Registration
Statement, and
prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this
Registration Statement and to be a part thereof from the date of filing of such documents.

     Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.


TEM 4.    DESCRIPTION OF SECURITIES

     (Not Applicable)


ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

     (Not Applicable)


ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     (a) Ala. Code SS 10-2B-8.51 provides that a corporation may indemnify directors under certain conditions. However, indemnification is only permitted to the extent such director (i) acted in good faith;
(ii)
reasonably believed
that, in the case of conduct in his official capacity with the corporation, such conduct was in its best interests, and in all other cases, such conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     (b) Article Eight of the Bylaws of the Registrant, as amended, provides as follows with respect to indemnification of the Registrant's directors and officers:

                              ARTICLE EIGHT:
                       INDEMNIFICATION OF DIRECTORS,
                      OFFICERS, EMPLOYEES OR AGENTS;
                            LIABILITY INSURANCE

     8.01.     Action Against Party Because of
Corporate Position.
The
     Corporation shall indemnify any person who was, or is, a party, or is threatened to be made a party, to any threatened, pending or completed claim, action or proceeding, whether civil, criminal, administrative or investigative, including appeals, other than an action by or in the right of the Corporation, by reason of the fact that he is or was a director, officer, employee or agent of the
     Corporation or is, or was, serving at the request of the
Corporation
     as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action or proceeding if he acted in good faith and in a matter he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     8.02.     Action By or in the Right of the
Corporation.  The
Corporation
     shall indemnify any person who was, or is, a party, or is threatened to be made party, to any threatened, pending or completed claim or action by, or in the right of, the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the
     Corporation unless, and only to the extent that the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all
     circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     8.03.     Reimbursement if Successful.  To the
extent that a
director,
     officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 8.01 and 8.02 above or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith, notwithstanding that he has not been successful on any other claim, issue or matter in any such action or proceeding.

     8.04.     Authorization.  Any indemnification
under Sections
8.01 or
     8.02 above, unless ordered by a court, shall be made by the
     Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Sections 8.01 and
     8.02 above.  Such determination shall be made:

     (a) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to, or who have been wholly successful on the merits or otherwise with respect to, such claim, action or proceeding;

     (b) If such a quorum is not obtainable, or even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

     (c)  By the shareholders.

     8.05.     Advance Reimbursement.  Expenses,
including
attorneys' fees,
     incurred in defending a civil or criminal claim, action or proceeding may be paid by the Corporation in advance of the final disposition of such claim, action or proceeding as authorized in the manner provided in Section 8.04 above upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if, and to the extent that, it shall ultimately be determined that he is not entitled to be indemnified by the
     Corporation as authorized in this Article.

     8.06.     Indemnification Not Exclusive.  The
indemnification
authorized
     by this Article shall not be deemed exclusive of, and shall be in addition to, any other rights to which those indemnified may be entitled under any statute, rule of law, provision of the
Articles
     of Incorporation, these Bylaws, agreement or vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     Where such other provision or provisions provide broader rights of indemnification than these Bylaws, such other provision or provisions shall control.

     8.07.     Insurance.  The Corporation shall have
power to
purchase and
     maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

     8.08.     Subsidiaries.  All references in this
Article to a
director,
     officer, employee or agent of the Corporation shall be deemed to include any director, officer, employee, or agent of corporations which are majority owned subsidiaries of this Corporation.

     8.09.     Invalidity.  The invalidity or
unenforceability of
any
     provision hereof shall not in any way affect the remaining portions hereof, which shall continue in full force and effect.

     (c) Ala. Code SS 10-2B-8.57 empowers the Registrant to purchase and maintain insurance on behalf of directors and officers of the Registrant, whether or not the Registrant would have the power to indemnify such person against the insured liability under the provisions of Section 10-2B-8.51 described above. The purchase of such insurance is also permitted by Article
Eight of
the Registrant's
Bylaws, as set forth above. Under the terms of a directors and officers liability policy purchased by the Registrant, the directors and officers of the
Registrant are insured against certain liabilities incurred in connection with the performance of their duties. The foregoing is subject to the detailed provisions of such policy.

     (d) The AlaTenn Resources, Inc. 1994 Key Employee
Stock
Incentive Plan (the
"Stock Incentive Plan") provides that no member of the Board of
Directors of the
Registrant or the Committee appointed by the Board of Directors in accordance with Section 3(a) of the Stock Incentive Plan (the
"Committee"),
nor any officer
or employee of the Registrant or any subsidiary acting on behalf of the Board of
Directors or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the
Stock Incentive Plan, and all members of the Board of Directors or the Committee and each and any officer or employee of the Registrant or any subsidiary acting on their behalf shall, to the extent permitted by law, be fully indemnified and held harmless by the Registrant in respect of any such action, determination or interpretation.


ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     (Not Applicable)


ITEM 8. EXHIBITS

     The following exhibits are included herewith or incorporated herein by reference as indicated. The number of each exhibit corresponds to the number assigned to it in Item 601 of Regulation S-K.


     Exhibit        Description

     4(a)            Articles of Incorporation of
                     the Registrant, as amended (incorporated herein by reference to Exhibit 3a to the Annual Report on Form
                     10-K of the Registrant, dated
                     March 27, 1987 {SEC File No.0-10763})<F1>

     4(b)            Rights Agreement, dated as of
                     February 1, 1990, between the Registrant and
                     American Stock Transfer & Trust Company Incorporated herein by reference to Exhibit 1 to the Registration Statement on Form 8-A of the
                     Registrant, dated February 15, 1990) <F1>

     4(c)            AlaTenn Resources, Inc. 1994
                     Key Employee Stock
                     Incentive Plan (incorporated
                     herein by reference
                     to Appendix A to the
                     Definitive Proxy Statement
                     of the Registrant dated
                     March 31, 1995 {SEC File
                     No. 0-10763}) <F1> <F3>

     4(d)            Form of Incentive Stock Option
                     Agreement <F2> <F3>


     5               Opinion of Berkowitz,Lefkovits,
                     Isom & Kushner,
                     A Professional Corporation <F2>

     23(a)           Consent of Arthur Andersen LLP <F2>

     23(b)           Consent of Berkowitz,
                     Lefkovits, Isom & Kushner,
                     A Professional Corporation
                     (included in Exhibit 5) <F2>



     <F1>  Incorporated herein by reference as indicated.
     <F2>  Filed herewith.
     <F3>  Management contract or compensatory plan or
           arrangement.


ITEM 9.   UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which
offers or sales
are being made, a post-effective amendment to this Registration
Statement;

               (i) To include any prospectus required
by Section
10(a)(3) ofthe Securities Act of 1933;

               (ii) To reflect in the Prospectus any
facts or
events arising after the effective date of this Registration
Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this
Registration Statement;
and

               (iii) To include any material
information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of
1934 that
are incorporated by reference in this Registration
Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the
Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities
Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities
Exchange Act of
1934) that is incorporated by reference in this Registration
Statement shall be
deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and
Exchange Commission
such indemnification is against public policy as expressed in the
Act and is,
therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the
Registrant in the
successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the
Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florence, State of Alabama, on July 26,
1995.

ALATENN RESOURCES,INC.




By:  /s/ Jerry A. Howard


Jerry A. Howard
Chairman of the Board, President
and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended,
this Registration Statement on Form S-8 has been signed below by the following persons, in the capacities and on the dates indicated.


Name                    Title                     Date

/s/ Jerry A. Howard   Chairman of the Board,     July 26,1995
Jerry A. Howard       President, Chief
                      Executive Officer
                      and Director
                     (Principal executive officer)




/s/ George G. Petty   Vice President - Finance,    July 26, 1995
George G. Petty       Chief Financial Officer
                      and Secretary-Treasurer
                      (Principal financial and
                       accounting officer)




/s/ Emile A. Battat        Director                July 26, 1995
Emile A. Battat



/s/ Richard O. Jacobson    Director                July 26, 1995
Richard O. Jacobson




/s/ Jerome J. McGrath      Director                July 26, 1995
Jerome J. McGrath




/s/ Hugh J. Morgan, Jr.    Director                July 26, 1995
Hugh J. Morgan, Jr.




/s/ J. Kenneth Smith       Director                July 26, 1995
J. Kenneth Smith




/s/ Roger F. Stebbing      Director                July 26, 1995
Roger F. Stebbing




/s/ John P. Stupp, Jr.     Director                July 26, 1995
John P. Stupp, Jr.



                               EXHIBIT INDEX

Exhibit                  Description                Page

4(d)              Form of Incentive Stock
                  Option Agreement                   12

5                 Opinion of Berkowitz,
                  Lefkovits, Isom & Kushner,
                  A Professional Corporation         17

23(a)             Consent of Arthur Andersen LLP     19

23(b)             Consent of Berkowitz,
                  Lefkovits,Isom & Kushner,
                  A Professional Corporation
                  (included in Exhibit 5)
